July 27, 2007

Special Committee of the Board of Directors

Bausch & Lomb Incorporated

c/o Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Dear Sirs and Madams:

We are in receipt of your letter dated July 24, 2007. We continue to believe that our $75 per share offer, as previously made, is clearly superior to your current $65 per share agreement with Warburg Pincus. Nevertheless, we are prepared to address your specific requests for a higher reverse termination fee and "concrete, credible evidence" that holders of a significant percentage of the outstanding shares of common stock of Advanced Medical Optics, Inc. ("AMO") would affirmatively support our proposed acquisition of Bausch & Lomb Incorporated ("B&L").

We reiterate our offer to acquire B&L at a price of $75 per share in cash and stock on the terms previously presented. In demonstration of our confidence that our shareholders will support the transaction, our board, in addition to reconfirming its support for the transaction as a whole, has authorized replacing the up to $35 million expense reimbursement provision in our proposed merger agreement with a $50 million reverse termination fee payable by AMO if our shareholders vote the deal down. This term would be a feature of our merger agreement as originally proposed and of the alternative merger agreement described below. In response to your concern about the enforceability of this provision, the proposed $50 million fee is within the range of customary reverse termination fees and we believe, after discussing with our counsel, that the fee obligation would be honored.

We offer two alternatives to satisfy your request for proof that our shareholders will approve the transaction. As your own advisors have acknowledged, obtaining an "advisory vote" from a significant percentage of our outstanding shareholders is navigating through uncharted waters. Customarily, shareholders reserve their judgment on a proposed transaction until they have had an opportunity to review and analyze the detailed information contained in a proxy statement, which, among other things, includes summaries of the terms and conditions of the acquisition proposal, the proposed benefits and risks of the transaction and pro forma financials of the combined companies. Notwithstanding the unprecedented nature of your request, we are prepared to offer either of the alternatives below to satisfy it.

Special Committee of the Board of Directors

July 27, 2007

Alternative #1: Discussions with Shareholders

We are enthusiastic about the opportunity to discuss this transaction in detail with our shareholders. After presenting the proposed transaction to our principal shareholders, we would seek to provide you with the evidence of support you desire by the time you mail your proxy statement relating to the Warburg merger. However, our existing confidentiality agreement with you prohibits us from doing so. To gauge their support, we would need a limited waiver from this agreement to provide our shareholders with the information necessary for them to make an informed decision about our proposed transaction. We will need to provide the following information:

•	the proposed terms and conditions of our proposal;
•	strategic rationale around the operations of the combined businesses;
•

the $180 million of annualized cost synergies created through reduced overhead and greater efficiencies that we believe are readily obtainable in the combination of the two companies, based on information you have provided to us to date;

•	our proposed divestiture strategy and anticipated benefit of such divestitures on the combined company; and
•	the basis for our belief that the combination will have a significantly positive impact on our future earnings and earnings growth.

We have been advised that information provided to our shareholders will need to be publicly disclosed to comply with securities laws.

Alternative #2: Alternative Merger Agreement

Instead of the discussions with our shareholders, we would propose a different structure to provide concrete evidence of our shareholders' approval of the transaction and give your shareholders a choice between two transactions.

Under this structure, B&L and AMO would enter into a merger agreement and would hold a vote of AMO's shareholders. B&L would postpone the shareholder vote on the Warburg merger until the earlier of the AMO shareholder vote or 120 days after the date of the AMO merger agreement.

If our shareholders approve the transaction, you will have a definitive answer. B&L would then hold a shareholder meeting (which could be later the same day) to approve the AMO merger. If B&L's shareholders approve, then the B&L board would terminate the Warburg merger agreement and Warburg would receive the break-up fee.

This alternative would require that B&L obtain an amendment to the Warburg merger agreement to permit this process and in a manner that does not adversely affect the ability to consummate the AMO alternative merger agreement. We are sure you will agree that providing your shareholders with the opportunity to avail themselves of a choice in this context is in their best interests. As part of entering into the AMO merger agreement, we would agree to reimburse B&L's expenses up to $10 million.

Special Committee of the Board of Directors

July 27, 2007

In closing, we believe our proposal is superior, both financially and strategically, to the offer contemplated by Warburg and provides your shareholders the opportunity to participate in the success of the combined companies. We’ve addressed your stated concerns by modifying the reverse termination fee and have provided you now with two alternatives for proof that our shareholders will approve the transaction. I look forward to hearing from you shortly and moving forward with you on this transaction.

Very truly yours,
/s/ James V. Mazzo

James V. Mazzo
Chairman, President and
Chief Executive Officer

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